Exhibit 99.1

NPS Sells Assets Related to mGluR Collaboration to AstraZeneca for $30 Million to Support Late-Stage Product Development

Bedminster, NJ – October 9, 2007 – NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that by mutual agreement it has ended its collaboration with AstraZeneca to discover and develop drugs targeting metabotropic glutamate receptors (mGluRs). AstraZeneca has agreed to pay NPS $30 million to acquire NPS’s assets related to the companies’ research collaboration to discover and develop the compounds. NPS intends to use the proceeds to support further development of its late-stage product pipeline.

The two companies have been collaborating since March 2001 to discover and develop compounds that are active at these receptors and have identified several drug candidates currently in preclinical and Phase 1 studies. Under the terms of the agreement, NPS will no longer provide research support for or maintain interests in any drugs discovered, developed and commercialized under this program.

Dr. Tony Coles, president and CEO of NPS, stated, “Monetizing our interests in the mGluR program at this time enables us to create greater near-term value for NPS shareholders. This strategic move creates investment flexibility for NPS and enables us to use the monies from this deal, the previously announced Nycomed GATTEX deal and the approximately $10 million in savings over the next two years from this transaction to support the further development of our late-stage pipeline products, PREOS and GATTEX, in specialty indications. We have had a very productive collaboration with AstraZeneca and wish them continued success with this program.”

About NPS Pharmaceuticals

NPS discovers and develops small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All information in this press release is as of October 9, 2007 and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year-ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter-ended June 30, 2007.